EXHIBIT 99.1

Synthesis Energy Systems, Inc. Announces China Joint Venture Partner, Suzhou Tianwo Technology Company (Thvow), Reports Company Won the Bid for New Customer Industrial Fuel Syngas Project in Shandong Province

HOUSTON, April 20, 2016 (GLOBE NEWSWIRE) -- Synthesis Energy Systems, Inc. (SES) (NASDAQ:SYMX), the global leader of full-range feedstock flexibility in advanced energy gasification technology, producing clean and economical syngas to replace expensive imported natural gas and LNG based energy, today announced that its Tianwo-SES Clean Energy Technologies Co., Ltd (Tianwo-SES) joint venture partner, Suzhou Tianwo Technology Co., Ltd. (Thvow) (Shenzhen listing code:002564), reported that it won the bid for an industrial syngas supply project which will utilize two SES Gasification Technology (SGT) systems provided by Tianwo-SES. The project, for Shandong Xinhai Industrial Co., Ltd., is a coal-to-syngas engineering-procurement-construction (EPC) turnkey facility which, according to Thvow, is to be built to provide 80,000 normal cubic meters (NCM) per hour of industrial syngas as a clean energy fuel for the metallurgical industry, in Shandong Province. Thvow reports that the project contract will total 160 million yuan (approximately $24.8 million).

“This latest winning bid reported from our regional partner further validates the growing awareness and adoption of our superior technology as a high-value cleaner energy, to replace expensive natural gas for multiple industries in China and globally,” said SES President and CEO DeLome Fair. “Industrial fuel syngas is a significant growth market for SES, and one that we’re excited to further expand with Thvow, as well as our other regional and global partners, including our recently announced 20-project development and investment partnership with state-owned China Environment State Investment Company, Limited, an arm of the China Ministry of Environmental Protection.”

SES’s proprietary advanced gasification technology is uniquely capable of unlocking the value of untapped, abundant low cost and low-quality, locally sourced coals and coal wastes by efficiently converting them to clean syngas to produce industrial fuel, iGAS power, substitute natural gas, and other high-value energy end products.

Tianwo-SES’s initial three projects, for Aluminum Corporation of China, are industrial fuel syngas facilities with a total of seven SES gasification systems. The largest and final project of this order, in Henan Province, entered the commissioning phase earlier this month.

About Synthesis Energy Systems, Inc.

Synthesis Energy Systems (SES) is a Houston-based technology company focused on bringing clean high-value energy to developing countries from low-cost and low-grade coal, biomass and municipal wastes through its proprietary gasification technology based upon U-Gas®, licensed from the Gas Technology Institute. The SES Gasification Technology (SGT) can produce clean, low-cost syngas for power generation, industrial fuel gas, chemicals and transportation fuels, replacing expensive natural gas and LNG based energy. SGT enables Growth With Blue Skies, and greater fuel flexibility for both large-scale and efficient small- to medium-scale operations close to fuel sources. Fuel sources include low-rank, low-cost high ash, high moisture coals, which are significantly cheaper than higher grade coals, many coal waste products, biomass, and municipal waste feedstocks. For more information, please visit: www.synthesisenergy.com.

About Suzhou Tianwo Technology Co., Ltd.

Suzhou Tianwo Technology Co., Ltd. (Thvow), previously Zhangjiagang Chemical Machinery Co., Inc. founded in 1998, was registered as a limited liability company with 369.856 Yuan RMB in July 2009. Thvow has eight subsidiaries including Innovative Coal Chemical Institute (Shanghai) Co., Ltd., Jiangsu Tianwo Zongneng Clean Energy Technology Co., Ltd., Zhangjiagang Chemical Machinery, Yili Heavy Equipment Manufacturing Equipment, and Zhangjiagang Jinlong Heavy Piece Wharf Co., Ltd. The company has established a multi-level development pattern dominated by engineering contracting and high-end equipment production, and supplemented by head/forge head production, nuclear power, and the military industry. At present, it is one of the largest private service providers in energy engineering in China, and is committed to the objective of “localization of major technical equipment,” participating in large infrastructure construction projects at home and abroad with many established long-term cooperation relationships. Thvow is a publicly listed company, listed on the Shenzhen Exchange since 2011 (Shenzhen listing code:002564). For more information, please visit http://www.thvow.com/main_en.

About Tianwo-SES Clean Energy Technologies Co., Ltd.

Tianwo-SES Clean Energy Technologies Co., Ltd. (Tianwo-SES) is a joint venture between Synthesis Energy System’s wholly owned subsidiary, SES Asia Technologies, Ltd. and Suzhou Tianwo Technology Co., Ltd. (Thvow). The joint venture was formed in 2014 to bring clean energy technologies and turnkey SES gasification systems to China and select Asian markets, combining SES’ advanced proprietary gasification technology with the market reach of one of China’s leading coal-chemical equipment manufacturers. The joint venture's target markets also include Indonesia, Malaysia, Mongolia, the Philippines, and Vietnam. SES owns 35%, and Thvow owns 65%, of Tianwo-SES.

SES Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to successfully partner our technology business; our ability to successfully develop the SES licensing business; events or circumstances which result in an impairment of assets; our ability to reduce operating costs; our ability to timely complete our proposed projects with CHALCO; our ability to operate our Yima joint ventures profitably; our ability to make distributions and repatriate earnings from our Chinese operations; our limited history, and viability of our technology; commodity prices, including in particular methanol; the availability and terms of financing; our ability to obtain the necessary approvals and permits for future projects; our ability to raise additional capital, if any; our ability to estimate the sufficiency of existing capital resources; the sufficiency of internal controls and procedures; and our results of operations in countries outside of the U.S., where we are continuing to pursue and develop projects. Although SES believes that in making such forward-looking statements our expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected by us. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

Contact:

MDC Group
Investor Relations:
David Castaneda
Arsen Mugurdumov
414.351.9758
IR@synthesisenergy.com

Media Relations:
Susan Roush
747.222.7012
PR@synthesisenergy.com